EXHIBIT 13



                            SUBSCRIPTION AGREEMENT
                            ----------------------


The Jefferson Fund Group Trust
233 South Wacker Drive
Suite 4500
Chicago, Illinois  60606

Gentlemen:

            The undersigned hereby subscribes to 10,000 shares of beneficial interest, no par value, of Jefferson Growth and Income Fund series of The Jefferson Fund Group Trust, in consideration for which the undersigned agrees to transfer to you upon demand cash in the amount of $100,000.

            It is understood that upon receipt by you of payment therefor, said shares shall be issued and shall be deemed to be fully paid and nonassessable.

            The undersigned agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

            Dated and effective as of this 7th day of June, 1995.


                                   UNIPLAN, INC.

                                   By:  /s/ Richard Imperiale
                                       -------------------------------
                                   Its:        President



                                  ACCEPTANCE

            The foregoing subscription is hereby accepted. Dated and effective as of this 7th day of June, 1995.


                                   THE JEFFERSON FUND GROUP TRUST


                                   By: /s/ Richard Imperiale
                                   ----------------------------------
                                   Its:         Chairman